EXHIBIT 2.1










                          AGREEMENT AND PLAN OF MERGER

                                 MARCH 12, 1999

                                  BY AND AMONG

                      STATE FINANCIAL SERVICES CORPORATION,

                             FWC ACQUISITION CORP.,

                                       AND

                           FIRST WAUKEGAN CORPORATION


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                                TABLE OF CONTENTS


1.       THE MERGER............................................................1
         1.1          The Merger...............................................1
         1.2          Effective Time of the Merger.............................2
         1.3          Closing..................................................2

2.       EFFECT OF THE MERGER OF FWC COMMON STOCK..............................2
         2.1          Effect on Common Stock...................................2
         2.2          Treasury Shares..........................................3
         2.3          Articles of Incorporation; Bylaws........................3
         2.4          Board of Directors and Officers of Surviving
                      Corporation..............................................3

3.       REPRESENTATIONS AND WARRANTIES OF FWC.................................3
         3.1          Corporate................................................3
         3.2          Authorization............................................5
         1.3          No Violation.............................................5
         3.4          Consents and Approvals...................................6
         3.5          Reports..................................................6
         3.6          Financial Statements.....................................6
         3.7          Tax Matters..............................................7
         3.8          Absence of Certain Changes...............................8
         3.9          Absence of Undisclosed Liabilities.......................9
         3.10         No Litigation............................................9
         3.11         Compliance with Laws and Orders..........................9
         3.12         Governmental Regulation.................................10
         3.13         Title to and Condition of Properties....................10
         3.14         Investment and Loan Portfolios..........................11
         3.15         Insurance...............................................12
         3.16         Loan Loss Reserves......................................12
         3.17         Environmental Liability.................................13
         3.18         Saleability of Mortgage Loans in Secondary Market.......13
         3.19         Contracts and Commitments...............................13
         3.20         Employees...............................................14
         3.21         Employment Compensation.................................15
         3.22         Affiliates'Relationships to FWC or the Bank.............15
         3.23         Administration of Trust Accounts........................15
         3.24         Year 2000 Warranty......................................16
         3.25         Assets Necessary to Business............................16
         3.26         No Brokers or Finders...................................16
         3.27         Disclosure..............................................16
         3.28         Vote Required...........................................16

4.       REPRESENTATIONS AND WARRANTIES OF Sfsc And NEWCO.....................17
         4.1          Corporate...............................................17

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         1.2          Authorization...........................................17
         4.3          No Brokers or Finders...................................17
         4.4          Regulatory Approval.....................................17
         4.5          Litigation..............................................18
         4.6          Financing...............................................18
         4.7          No Violation............................................18
         4.8          Consents and Approvals..................................18
         4.9          Disclosure..............................................18

5.       COVENANTS............................................................19
         5.1          Conduct of Businesses Prior to the Effective Date.......19
         5.2          Forbearances............................................19
         5.3          Access to Information and Records.......................21
         5.4          No Negotiations.........................................21
         5.5          Confidentiality.........................................21
         5.6          Report to SFSC..........................................21
         5.7          Breaches................................................22
         5.8          Shareholder Meeting.....................................22
         5.9          Appraisal Process.......................................22
         5.10         Consents................................................22
         5.11         Other Action............................................22
         5.12         Disclosure Schedule.....................................22
         5.13         Irrevocable Proxies.....................................23
         5.14         Indemnification; Directors'and Officers'Insurance.......23
         5.15         Employee Matters........................................24
         5.16         Regulatory Approval.....................................25
         5.17         Shareholder Proxies.....................................25

6.       CONDITIONS PRECEDENT TO SFSC AND NEWCO'S OBLIGATIONS.................25
         6.1          No Material Adverse Change..............................25
         6.2          Representations and Warranties..........................26
         6.3          Performance and Compliance..............................26
         6.4          No Proceeding or Litigation.............................26
         6.5          Consents Under Agreements...............................26
         6.6          Dissenters..............................................26
         6.7          Opinion of Counsel for FWC..............................27
         6.8          Certificate of FWC......................................27
         6.9          Good Standing Certificates..............................27
         6.10         Financial Conditions....................................27
         6.11         Closing Balance Sheet...................................27

7.       CONDITIONS PRECEDENT TO FWC'S OBLIGATIONS............................28
         7.1          No Material Adverse Change..............................28
         7.2          Representations and Warranties..........................28
         7.3          Performance and Compliance..............................28
         7.4          No Proceeding or Litigation.............................28

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         7.5          Opinion of Counsel for SFSC and Newco...................28
         7.6          Certificate of Executive Officer........................28
         7.7          Redemption of Preferred Stock and Assumption of
                      the ANB Debt............................................29
         7.8          Fairness Opinion........................................29

8.       CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES.........................29
         8.1          Governmental Approvals..................................29
         8.2          Shareholder Approval....................................29

9.       TERMINATION, expenses and amendment..................................29
         9.1          Termination.............................................29
         9.2          Effect of Termination...................................31
         9.3          Termination Fee; Expenses...............................31
         9.4          Amendment...............................................33
         9.5          Extension; Waiver.......................................33

10.      MISCELLANEOUS........................................................33
         10.1         Nonsurvival of Representations, Warranties and
                      Agreements..............................................33
         10.2         Definitions.............................................34
         10.3         Severability............................................34
         10.4         Publicity...............................................34
         10.5         Assignment; Parties in Interest.........................34
         10.6         Law Governing Merger Agreement..........................35
         10.7         Notice..................................................35
         10.8         Entire Agreement........................................36
         10.9         Counterparts............................................36
         10.10        Headings................................................36

                          AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger dated as of March 12, 1999 (the "Merger Agreement"), is entered into by and among State Financial Services Corporation, a Wisconsin corporation ("SFSC"), First Waukegan Corporation, an Illinois corporation ("FWC"), and FWC Acquisition Corp., an Illinois corporation and a wholly owned subsidiary of SFSC ("Newco").

                                   WITNESSETH

       WHEREAS, this Merger Agreement provides for the merger of Newco with and into FWC (the "Merger") and for the conversion at the Effective Time, as such term is defined herein, of all 650,603 issued and outstanding shares of common stock of FWC, $1.00 par value per share ("FWC Common Stock") and all 64,500 options to purchase FWC Common Stock (the "FWC Options"), into the right to receive the consideration defined in Section 2.1, all in accordance with the terms and conditions hereof and of the Plan of Merger in substantially the form attached as Exhibit A hereto (the "Plan of Merger") (together with this Merger Agreement, the "Agreements"); and

       WHEREAS, as a result of the Merger, SFSC will acquire and own, indirectly, all the issued and outstanding capital stock of the Bank of Northern Illinois, N.A. (the "Bank"); and

       WHEREAS, the respective Boards of Directors of FWC, SFSC and Newco deem the Merger desirable and in the best interests of their respective shareholders.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing reorganization will be carried out, the parties agree as follows:

1.     THE MERGER

       1.1    The Merger.

       Subject to the terms and conditions of this Merger Agreement, and in accordance with the provisions of the Illinois Business Corporation Act of 1983, as amended (the "IBCA"), at the Effective Time, Newco will merge with and into FWC, and FWC will be the surviving corporation (referred to in the period following the Effective Time as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Illinois. Upon the consummation of the Merger, the separate corporate existence of Newco shall terminate.

       1.2    Effective Time of the Merger.

       Subject to the provisions of the Agreements, articles of merger (the "Articles of Merger") shall be duly prepared and executed by Newco and FWC and thereafter delivered to the Secretary of State of the State of Illinois for filing, as provided in the IBCA, as soon as practicable on the Closing Date (as defined in Section 1.3). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Illinois or at such other time as may be specified therein (the "Effective Time"). The parties shall each use reasonable efforts to cause the Articles of Merger to be filed on the Closing Date (as defined in Section 1.3).

       1.3    Closing.

       Subject to the terms and conditions herein set forth, the closing of the transactions contemplated by this Merger Agreement (the "Closing") will be effected on a date specified by SFSC and FWC that shall be not later than ten
(10) business days after the latter to occur of the lapse of any applicable waiting period following approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or shareholder approval or on such other date as shall be mutually agreed upon by the parties (the "Closing Date"). It is anticipated that the Closing will take place on the Closing Date at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or at such other place as shall be mutually agreeable to SFSC and FWC. Notwithstanding the foregoing, if the Closing does not take place on the date referred to above because any condition to the obligations of SFSC and Newco, on the one hand, or FWC, on the other hand, under this Merger Agreement is not met on that date, the other party may postpone the Closing from time to time to any designated subsequent business day not more than ten (10) business days after the original or postponed date on which the Closing was to occur by delivering prompt notice of such postponement prior to the date the Closing was to occur.

2.     EFFECT OF THE MERGER OF FWC COMMON STOCK

       2.1    Effect on Common Stock.

       As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of FWC Common Stock, but subject to the provisions of Sections 5/11.65 and 5/11.70 of the IBCA with respect to the rights of dissenting shareholders of FWC, (i) each issued and outstanding share of FWC Common Stock shall be converted into the right to receive approximately $40.185958 (the "Common Stock Consideration"), (ii) each FWC Option shall be converted into the right to receive approximately $21.185953 (the "Option Consideration," together with the Common Stock Consideration collectively referred to herein as the "Merger Consideration"), (iii) the Preferred Stock (as defined in Section 3.1(b) shall be redeemed by SFSC; and (iv) the outstanding indebtedness to American National Bank and Trust Company of Chicago ("ANB"), as listed on Schedule 2.1(iv), shall be assumed or paid in full by SFSC (the "ANB Bank Debt"). The Common Stock Consideration and the Option Consideration may be adjusted in the event FWC Options are exercised or shares of FWC Common Stock are bought or sold by the FWC ESOP; provided, however, that the total Merger Consideration shall not exceed
Twenty-Eight Million Dollars ($28,000,000) minus the bonuses to be paid to Thomas Eiden, Sr., Mark Alger, Frank Mynard and Thomas Eiden, Jr. in the amounts listed on Exhibit B attached hereto in the aggregate amount of Seven Hundred Forty Thousand Dollars ($740,000) net of taxes (the "Employee Bonuses"). All shares of FWC Common Stock issued and outstanding and all FWC Options outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares or options shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in accordance with the Plan of Merger, without interest.

       2.2    Treasury Shares.

       All shares of FWC Common Stock that are held in the treasury of FWC or by any wholly owned subsidiary of FWC and any shares of FWC Common Stock owned by SFSC or any other wholly-owned subsidiary of SFSC shall be canceled.

       2.3    Articles of Incorporation; Bylaws.

       The Articles of Incorporation and Bylaws of Newco in effect as of the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation after the Effective Time until thereafter amended in accordance with the terms of the Articles of Incorporation or Bylaws or applicable law.

       2.4    Board of Directors and Officers of Surviving Corporation.

       The officers and directors of Newco immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation at the Effective Time, until their respective successors are duly elected or appointed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

3.     REPRESENTATIONS AND WARRANTIES OF FWC

       FWC makes the following representations and warranties to SFSC, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by SFSC, or any knowledge of SFSC other than as specifically disclosed in the Disclosure Schedule delivered to SFSC at the time of the execution of this Merger Agreement:

       3.1    Corporate.

       3.1(a) Corporate Organization. FWC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, operate, and lease its properties as presently owned, operated, or leased and to engage in the activities and business now conducted by it.

FWC is qualified to do business in each jurisdiction in which the nature of business conducted or assets owned or leased make such qualification necessary and where a failure to do so would have a Material Adverse Effect (as defined in Section 10.2). FWC is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). FWC's acquisition of the capital stock of the Bank was duly approved by all necessary authorities. FWC has delivered to SFSC true, accurate, and complete copies of the currently effective Articles of Incorporation and Bylaws of FWC, including all amendments thereto. Except for shares of the Bank, neither FWC nor the Bank owns beneficially, directly or indirectly, five percent (5%) or more of any class of equity securities or similar interests of any other corporation, bank, business trust, association, or similar organization. The minute books of FWC and the Bank contain complete and accurate records in all material respects of all meetings and other corporate actions of their respective shareholders and Board of Directors.

       3.1(b) Capitalization. As of the date hereof, the authorized capital stock of FWC consists of (a) 1,500,000 shares of FWC Common Stock, of which 650,603 are issued and outstanding; 64,500 shares are reserved for issuance pursuant to the First Waukegan Corporation 1995 Stock Option Plan, of which 64,500 options have been granted, and none are held in FWC's treasury; and (b) 2,500 shares of Adjustable Rate Cumulative Perpetual Preferred Stock (the "Preferred Stock"), of which 2,350 shares are issued and outstanding. All of such issued and outstanding shares of FWC's capital stock are validly issued, fully paid, and are non-assessable and were not issued in violation of any person's preemptive rights. Schedule 3.1(b) contains a complete and accurate list of all the holders of FWC Common Stock and FWC Options, the number of shares and options held by each holder and the amount of Merger Consideration to be received by each holder pursuant to Section 2.1. Except for FWC's obligations under the First Waukegan Corporation Employee Stock Ownership Plan (the "FWC ESOP") and the First Waukegan Corporation 1995 Stock Purchase Plan ("FWC Stock Purchase Plan"), FWC does not have any other arrangements or commitments obligating FWC to issue or sell or otherwise dispose of or to purchase or redeem shares of, its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

       3.1(c) Organization of the Bank. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. FWC has delivered to SFSC true, accurate and complete copies of the currently effective Articles of Association and Bylaws of the Bank, including all amendments thereto. The Bank (a) is duly authorized to conduct a general banking business, subject to the supervision of the Office of the OCC; (b) is an insured bank as defined in the Federal Deposit Insurance Act;
(c) has full power and authority to engage in the business and activities now conducted by it; and (d) possesses and is in full compliance with all licenses, franchises, permits, and other governmental authorizations that are legally required where the failure to be in full compliance would be expected to have a Material Adverse Effect.

       3.1(d) Capitalization of the Bank. The authorized capital stock of the Bank consists of 6,000 shares of Common Stock, $100 par value (the "Bank Common Stock"), of which 6,000 are validly issued and outstanding. Except for the interest of ANB in the Bank Common Stock, FWC owns beneficially and of record all of the issued and outstanding shares of Bank Common Stock, free and clear of all liens, pledges, assignments, and security interests. All of the shares of Bank Common Stock are validly issued, fully paid, and are non-assessable and were not issued in violation of any person's preemptive rights. The Bank is not a party to or bound by any commitment or obligation to issue or sell or otherwise dispose of, or to purchase or redeem, any capital stock or any other security convertible into or having the right to purchase such shares of Bank Common Stock.

       3.2    Authorization.

       The Board of Directors of FWC has unanimously approved the Agreements and the transactions contemplated hereby and thereby and has authorized the execution, delivery and performance by FWC of the Agreements. No other corporate proceeding on the part of FWC is necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby (other than the approval and adoption of this Merger Agreement by shareholders holding a majority of the issued and outstanding FWC Common Stock entitled to vote thereon). FWC has full corporate power and authority to enter into the Agreements and, upon approval of its shareholders in accordance with law and subject to the conditions set forth in Article 7 and Article 8 of this Merger Agreement, to consummate the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and delivered by FWC and the Merger Agreement and the Plan of Merger, upon execution and delivery, will constitute the valid and binding obligations of FWC, enforceable in accordance with their terms, subject to (a) all applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally, and
(b) the application of equitable principles if equitable remedies are sought.

       3.3    No Violation.

       Except as set forth on Schedule 3.3, neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated herein or therein will, in any case, that would reasonably be expected to have a Material Adverse Effect, (a) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order, or decree of any court or other governmental agency to which FWC, or the Bank may be subject, or the Articles of Incorporation of FWC, the Articles of Association of the Bank, or the Bylaws of FWC or the Bank; (b) constitute an event that, with the lapse of time or action by a third party or both, could result in a default under any of the foregoing; (c) result in the creation of any material lien, charge, or encumbrance upon any of the assets, properties, or stock of FWC or the Bank; (d) conflict with or result in a breach of any terms of any material mortgage, deed of trust, license, indenture, or other agreement or instrument to which FWC or the Bank is a party or by which it or any of their respective assets may be bound; (e) give to others any right to accelerate or terminate, or result in acceleration or termination of, any such agreement or instrument; or (f) result in termination of any material provision of any such agreement or instrument.

       3.4    Consents and Approvals.

       Except as set forth on Schedule 3.4 and for the consents and approvals of or filings or registrations with the Federal Reserve Board, applicable requirements of the OCC and the filing of Articles of Merger in Illinois pursuant to the IBCA, no filing or registration with, no notice to, and no permit, authorization, consent, or approval of any third party or any public or governmental body or authority is necessary for the consummation by FWC of the transactions contemplated by these Agreements or to enable FWC and the Bank to continue to conduct their respective businesses after the Effective Time in a manner that is consistent with that in which it is presently conducted, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not reasonably be expected to have in the aggregate a Material Adverse Effect.

       3.5    Reports.

       FWC and the Bank have timely filed all reports, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994, with (a) the OCC; (b) any state regulatory authority (each a "State Regulator") and (c) any self-regulatory organization ("SRO") with jurisdiction over any of the activities of FWC or the Bank (collectively, the "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on FWC. Except for normal examinations conducted by a Regulatory Agency in the regular course of business of FWC and the Bank, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of FWC or the Bank since January 1, 1994. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of FWC or the Bank, that is likely, either individually or in the aggregate, to have a Material Adverse Effect on FWC.

       3.6 Financial Statements.

       Included as Schedule 3.6 are true and complete copies of the following financial statements: (a) the Consolidated Balance Sheets of FWC as of December 31, 1996, and 1997, and the Consolidated Statements of Earnings, Stockholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 1997, together with the notes thereto, and the unqualified opinion of Scanlan & Mathews, LLP, FWC's independent auditors, dated February 27, 1998;
(b) the Consolidated Balance Sheet of FWC as of December 31, 1998 (the "Recent Balance Sheet"), and the Consolidated Statements of Earnings, Stockholder's Equity and Cash Flows for each of the years in the three-year period ended December 31, 1998, together with the notes thereto; and (c) the Report of Condition of the Bank as of December 31, 1998, together with the related Report of Income for the period then ended, as included in the call report of the Bank as of said date as filed with the OCC

(collectively, the "FWC Financial Statements"). The FWC Financial Statements are true and correct in all material respects and fairly present the financial position and results of operations of FWC and the Bank as of the dates and for the periods then ended. Each of the financial statements referred to in clause
(a) of this Section 3.6 has been prepared in accordance with GAAP (applied on a consistent basis except as disclosed in the footnotes thereto). The financial statements referred to in clause 3.6(c) have been prepared in accordance with the applicable regulations and standards of the OCC. The FWC Financial Statements do not, as of the date thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1998, there has been no change in the financial condition, results of operation, assets, or business of FWC or the Bank (other than changes in the ordinary course of business, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect), nor has there been any other event or condition of any character that has had a Material Adverse Effect, and no fact or condition exists that would reasonably be expected to have such a Material Adverse Effect in the future. The FWC Financial Statements reflect adequate provision for, or reserves against, the possible credit losses of FWC and the Bank as of such dates. The books and records of FWC and the Bank have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions, except to the extent required by applicable legal or accounting requirements.

       3.7    Tax Matters.

       Each of FWC and the Bank has duly filed all federal, state, county, foreign and local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined below) and other governmental charges that have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined. The income tax returns of FWC and the Bank remain open for the applicable statutory time periods and any deficiencies, penalties or assessments have been paid or provided for in FWC's consolidated financial statements. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon FWC or the Bank for which FWC does not have adequate reserves, nor has FWC or the Bank given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition, (a) proper and accurate amounts have been withheld by FWC and the Bank from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not have a Material Adverse Effect; (b) federal, state, foreign, county and local returns that are accurate and complete in all material respects have been filed by FWC and the Bank for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; (c) the amounts shown on such federal, state, foreign, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by FWC in the Recent Balance Sheet; and (d) there are no Tax liens upon any property or assets of FWC or the Bank except liens for current taxes not yet due. Except as set forth in Schedule 3.7, neither FWC nor the Bank has been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by FWC or the Bank, and the Internal Revenue Service (the "IRS") has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the FWC Financial Statements, neither FWC nor the Bank has entered into a transaction that is being accounted for as an installment obligation under
Section 453 of the Code. As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies on like assessments together with all penalties and additions to tax and interest thereon.

       3.8    Absence of Certain Changes.

       Since December 31, 1998, neither FWC nor the Bank has, except as set forth on Schedule 3.8, (a) issued or sold any corporate debt securities (except documents and instruments issued in the ordinary course of the banking business of the Bank); (b) granted any option for the purchase of its capital stock; (c) declared or set aside or paid any dividend or other distribution in respect of its capital stock; (d) incurred any material obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business; (e) mortgaged, pledged, or subjected to lien or encumbrance (other than statutory liens for Taxes not yet delinquent) any of its assets or properties, except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (f) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Recent Balance Sheet, and current liabilities incurred since the date thereof in the ordinary course of business; (g) sold, exchanged, or otherwise disposed of any of its capital assets other than in the ordinary course of business; (h) other than in the ordinary course of business, made or modified any general wage or salary increase, entered into or modified any employment contract with any officer or salaried employee, or instituted any employee welfare, bonus, stock option, profit sharing, retirement, or similar plan or arrangement; (i) suffered any damage, destruction, or loss, whether or not covered by insurance, having a Material Adverse Effect, or waived any rights, the waiver of which would have a Material Adverse Effect; (j) except in the ordinary course of business, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties, or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties, or rights; (k) entered into any transaction outside the ordinary course of its business, except as expressly contemplated by this Merger Agreement; (l) except in the ordinary course of business or as reflected in the FWC Financial Statements, sold or otherwise disposed of any of its investment securities; or (m) changed accounting principles utilized by FWC or the Bank.

       3.9    Absence of Undisclosed Liabilities.

       Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 3.9, neither FWC nor the Bank has any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which, individually or in the aggregate, has or will have a Material Adverse Effect. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.9, FWC does not have knowledge of any basis for the assertion against FWC or the Bank of any material liability, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, that may give rise to material liabilities, except commercial liabilities and obligations incurred in the ordinary course of FWC's or the Bank's business and consistent with past practice.

       3.10   No Litigation.

       No claims have been asserted and no relief has been sought in any pending litigation or governmental proceedings or otherwise that would reasonably be expected to have a Material Adverse Effect on FWC or the Bank. Except as set forth in Schedule 3.10, to FWC's knowledge, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions or government investigations involving FWC or the Bank that would reasonably be expected to result in damages of more than $20,000 or to have a Material Adverse Effect, nor, to FWC's knowledge, are any such proceedings, claims, actions or government investigations threatened. Except as set forth in Schedule 3.10, neither FWC nor the Bank is a party to any order, judgment or decree that would reasonably be expected to have a Material Adverse Effect, and neither FWC nor the Bank (a) is the subject of any cease and desist order, or other formal or informal enforcement action by any Regulatory Agency or (b) has made any commitment to or entered into any agreement with any Regulatory Agency that restricts or adversely affects its operations or financial condition. As permitted under applicable law, FWC has delivered to SFSC in Schedule 3.10 copies of all material correspondence with or memoranda of other communications with any Regulatory Agency since January 1, 1994, relating to the operation or condition, financial or otherwise, of FWC and the Bank.

       3.11   Compliance with Laws and Orders.

       FWC and the Bank have complied in all material respects with all laws, regulations and orders (including zoning ordinances) applicable to it and to the conduct of its respective businesses, including, without limitation, all statutes, rules, and regulations pertaining to the conduct of the Bank's banking activities, and neither FWC nor the Bank is in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in the default under the terms of any judgment, decree, order, writ, rule, or regulation of any governmental authority or court, whether federal, state, or local and whether at law or in equity, where the failure to be in full compliance would reasonably be expected to result in damages, costs, or expenses of more than $20,000 in the aggregate or to have a Material Adverse Effect.

       3.12   Governmental Regulation.

       Each of FWC and the Bank holds all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of their respective businesses, the lack of which, alone or in the aggregate, may result in damages, costs, or expenses of more than $20,000 or have a Material Adverse Effect. All such licenses, certificates, and permits are in full force and effect, and no suspension or cancellation of any of them has been threatened or will result from the consummation of the transactions contemplated hereby. Each of FWC and the Bank satisfies all minimum regulatory capital requirements under applicable laws and is well capitalized in accordance with applicable regulations as interpreted by the Regulatory Agencies having authority over FWC and the Bank.

       3.13   Title to and Condition of Properties.

       3.13(a) Marketable Title. Each of FWC and the Bank has good and marketable title to all assets, business and properties it purports to own, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 3.13 and, in the case of real property, Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized. None of FWC's and the Bank's assets, business or properties is subject to any restrictions with respect to the transferability thereof, and the FWC's and the Bank's title thereto will not be affected in any way by the transactions contemplated hereby.

       3.13(b) Condition. All property and assets owned or utilized by FWC and the Bank are in good operating condition and repair, except reasonable wear and tear, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal business operations of FWC), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of FWC and the Bank as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by FWC and the Bank are in good condition and repair, except reasonable wear and tear, and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

       3.13(c) Real Property. Schedule 3.13.(c) sets forth all real property owned, used or occupied by FWC or the Bank (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which FWC or the Bank has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 3.13.(c) also sets forth, with respect to each parcel of Real Property that is leased, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public roadways. No fact or condition exists that would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads, and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not
(i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property that encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party that encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any applicable law, regulation or ordinance. No public improvements have been commenced and none are planned that in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. FWC does not have notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect that could give rise to an order of the sort referred to in clause (ii) above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, without limitation, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property.

       3.13(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of FWC or the Bank is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any government entity with or without payment of compensation therefor, nor to the best knowledge of FWC has any such condemnation, expropriation or taking been proposed.

       3.14   Investment and Loan Portfolios.

       All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states and political subdivisions of the United States and other investment securities by FWC and the Bank, as reflected in the Recent Balance Sheet, are carried in the aggregate at not more than cost adjusted for amortization of premiums and accretion of discounts reflecting GAAP. Amortization of premium and accretion of discounts on mortgage-backed securities are accounted for using GAAP as specified in Paragraphs 18 to 19 of FASB 91. All loans and discounts shown on the Recent

Balance Sheet, or which were entered into after December 31, 1998, but before the date hereof, were, to the knowledge of FWC, made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of FWC and the Bank, in accordance in all material respects with sound banking practices, and, to the knowledge of FWC, the notes or other evidences of indebtedness evidencing them are and will be, in all material respects, enforceable (subject to all applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and the applicability of equitable principles) valid, true and genuine. FWC and the Bank have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply would not reasonably be expected to materially interfere with the collection of any such loan. Except as set forth on Schedule 3.14, each of FWC and the Bank has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of FWC or the Bank. Such securities are valued on the books of FWC and the Bank in accordance with GAAP.

       3.15   Insurance.

       FWC and the Bank are presently insured,  and during each of the past five
(5) calendar years have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. FWC has delivered to SFSC as Schedule 3.15, true, accurate and complete copies of all insurance policies and fidelity bonds of the FWC and the Bank. Except as set forth on Schedule 3.15, since January 1, 1994, there have been no claims in excess of $10,000 with respect to FWC or the Bank under such bonds and insurance policies, and neither FWC nor the Bank is aware of any acts of dishonesty or losses that would form the basis of a material claim under such bonds or insurance coverage. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. FWC and the Bank have not been notified that their fidelity or insurance coverage will not be renewed by their carrier on substantially the same terms as their existing coverage.

       3.16   Loan Loss Reserves.

       To the best knowledge of FWC, the reserve for possible loan losses shown on the December 31, 1998, call report filed for the Bank is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding as of December 31, 1998. To the best knowledge of FWC, the reserve for loan losses as of the Closing Date will be adequate in all respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the Closing Date. To the best knowledge of FWC, the loan portfolios of FWC and the Bank, as of the dates of the Recent Balance Sheet and the Closing Date, are and will be collectible in excess of the allowance for loan losses shown thereon.

       3.17   Environmental Liability.

       3.17(a) Except as set forth in Schedule 3.17, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, to the best knowledge of FWC, private environmental investigations or remediation activities or to the best knowledge of FWC, governmental investigations of any nature pending or to the best knowledge of FWC, threatened against FWC or the Bank seeking to impose, or that could reasonably result in the imposition, on FWC or the Bank any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") that, insofar as reasonably can be foreseen, could have a Material Adverse Effect.

       3.17(b) Except as set forth in Schedule 3.17, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect. Neither FWC nor the Bank is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, Regulatory Agency or third party imposing any such liability or obligation that, insofar as reasonably can be foreseen, could have a Material Adverse Effect.

       3.18   Saleability of Mortgage Loans in Secondary Market.

       Except for the loans identified on Schedule 3.18, as a general matter, a substantial portion of the loans in the Bank's portfolio of residential, owner-occupied mortgage loans substantially conform to secondary market underwriting standards and, accordingly, are saleable in the secondary market.

       3.19   Contracts and Commitments.

       Except as set forth in Schedule 3.19, neither FWC nor the Bank is a party to or bound by any written or oral (a) lease or license with respect to any property, real or personal, involving payments in excess of $25,000, whether as lessor, lessee, licensor, or licensee; (b) contract or commitment for capital expenditures in excess of $10,000 for any one project or $50,000 in the aggregate; (c) contract or commitment for total expenses in excess of $25,000 made in the ordinary course of business for the purchase of materials, supplies, or for the performance of services for a period of more than 60 days from the date of this Merger Agreement; (d) contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business;
(e) contract, commitment or agreement made outside the ordinary course of business; (f) employment or consulting contract, not terminable without penalty by FWC or the Bank on 60 days' notice or less; (g) agreement, option or contract relating to or involving the merger, consolidation or sale of assets or stock of FWC or the Bank; or (h) union contract or collective bargaining agreement. Each of FWC and the Bank has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in a default resulting in damages, costs or expenses of more than $20,000 in the aggregate or a material default under any outstanding mortgage, lease, contract, commitment or agreement to which FWC or the Bank is a party or by which FWC or the Bank is bound or under any provision of their respective charter documents or Bylaws. Each such outstanding mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of FWC or the Bank and, to the best knowledge of FWC, constitutes a valid and legally binding obligation of the other party or parties thereto.

       3.20   Employees.

       3.20(a) Schedule 3.20 sets forth a true and complete list of each employee benefit plan, arrangement, commitment, agreement or understanding that is maintained as of the date of this Merger Agreement (the "Benefit Plans") (i) by FWC or the Bank or (ii) by any trade or business, whether or not incorporated that (A) is under "common control," as described in Section 414(c) of the Code, with FWC, (B) is a member of a "controlled group," as defined in Section 414(b) of the Code, or (C) is a member of an "affiliated service group," as defined in
Section 414(m) of the Code, which includes FWC (an "ERISA Affiliate"), all of which together with FWC would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

       3.20(b) FWC has heretofore delivered to SFSC true and complete copies of each of the Benefit Plans and certain related documents, including, without limitation, (i) the Annual Report Form 5500 for such Benefit Plan (if applicable) for each of the last two (2) years, and (ii) the most recent determination letter from the IRS (if applicable) for such Benefit Plan.

       3.20(c) (i) Each of the Benefit Plans has been operated and administered in all material respects with applicable laws, including, without limitation, ERISA and the Code; (ii) each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been operated and administered in all material respects with the requirements of Section 401(a) of the Code; (iii) except as provided in Schedule 3.20, no Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of FWC, the Bank or any ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits, disability benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of FWC, the Bank or the ERISA Affiliates, or (D) benefits, the full cost of which is borne by the current or former employee (or his beneficiary); (iv) except as set forth in Schedule 3.20, neither FWC, the Bank nor any ERISA Affiliate maintains or has ever maintained a plan subject to Title IV of ERISA; (v) neither FWC, the Bank nor any ERISA Affiliate contributes to or has ever contributed to a "Multiemployer" pension plan (as such term is defined in Section 3(37) of ERISA); (vi) all contributions or other amounts payable by FWC or the Bank as of the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code; (vii) neither

FWC, the Bank nor any ERISA Affiliate has engaged in a transaction in connection with which FWC, the Bank or any ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code; and (viii) there are no pending or, to the best knowledge of FWC, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans or any trusts related thereto that are, in the reasonable judgment of FWC, likely, either individually or in the aggregate, to have a Material Adverse Effect.

       3.21   Employment Compensation.

       Schedule 3.21 contains a true and correct list of all salaried employees to whom FWC or the Bank is paying compensation, including bonuses and incentives, at an annual rate in excess of Fifty Thousand Dollars ($50,000) for services rendered or otherwise, and in the case of salaried employees, such list identifies the current annual rate of compensation for each employee and, in the case of hourly or commission employees, identifies certain reasonable ranges of rates and the number of employees falling within each such range.

       3.22   Affiliates' Relationships to FWC or the Bank.

       3.22(a) All leases, contracts, agreements or other arrangements between FWC or the Bank and any Affiliate (as defined below) are described on Schedule 3.22(a).

       3.22(b) No Affiliate has any direct or indirect interest in (i) any entity that does business with FWC or the Bank or is competitive with the business of FWC or the Bank, or (ii) any property, asset or right that is used by FWC or the Bank in the conduct of its business.

       3.22(c) All obligations of any Affiliate to FWC or the Bank, and all obligations of FWC or the Bank to any Affiliate, are listed on Schedule 3.22(c).

       3.22(d) "Affiliate" means a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

       3.23   Administration of Trust Accounts.

       As of December 31, 1998, the Bank had $14.4 million in trust assets representing 28 accounts and it administered 276 land trusts. Each of FWC and the Bank has properly administered, in all material respects, all accounts for which it acts as fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. None of FWC, the Bank, or any director, officer, or employee of FWC or the Bank has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary accounts.

       3.24   Year 2000 Warranty.

       Except as set forth in Schedule 3.24, FWC warrants that to its best knowledge the computer systems software of FWC and the Bank is Year 2000 compliant in that (a) it accurately processes, addresses, stores and calculates date data from, into, and beyond the years 1999, 2000 and 2001, including leap year calculations, (b) all of its date-related functionality and data fields identify century and millennium, and (c) it is able accurately to perform calculations that involve a four-digit year field.

       3.25   Assets Necessary to Business.

       FWC and the Bank presently have and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit SFSC to carry on the business of FWC and the Bank as presently conducted.

       3.26   No Brokers or Finders.

       Other than FWC's arrangement with Hovde Financial, Inc., to serve as financial advisor to FWC in connection with this Merger Agreement and the transactions contemplated herein, neither FWC nor the Bank nor any of their respective directors, officers, employees, shareholders or agents has retained, employed or used any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the transactions provided for herein or in connection with the negotiation thereof.

       3.27   Disclosure.

       No representation or warranty by FWC in this Merger Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of FWC or the Bank pursuant to this Merger Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, schedules attached hereto or document delivered by or on behalf of FWC shall be deemed representations and warranties by FWC.

       3.28   Vote Required.

       The affirmative vote of a majority of the votes that holders of the issued and outstanding shares of FWC Common Stock are entitled to cast is the only vote of the holders of any class or series of FWC capital stock necessary to approve this Merger Agreement and the transactions contemplated hereby.

4.     REPRESENTATIONS AND WARRANTIES OF Sfsc And NEWCO

       SFSC and Newco make the following representations and warranties to FWC, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by FWC:

       4.1    Corporate.

       SFSC is a corporation duly organized and validly existing under the laws of the State of Wisconsin. SFSC is registered with the Federal Reserve Board as a bank holding company under the BHCA. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Both SFSC and Newco have all requisite corporate power to enter into this Merger Agreement and the other documents and instruments to be executed and delivered by SFSC and Newco and to carry out the transactions contemplated hereby and thereby.

       4.2    Authorization.

       The execution and delivery of the Agreements and the other documents and instruments to be executed and delivered by SFSC and Newco pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of SFSC and Newco. SFSC and Newco have full corporate power and authority to enter into the Agreements and, subject to the conditions set forth in Article 6 and Article 8 of this Merger
Agreement, to consummate the transactions contemplated thereby. No other corporate act or proceeding on the part of SFSC and Newco or their shareholders is necessary to authorize the Agreements or the other documents and instruments to be executed and delivered by SFSC and Newco pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Merger Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by SFSC and Newco pursuant hereto will constitute, valid and binding agreements of SFSC and Newco, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

       4.3    No Brokers or Finders.

       Neither SFSC nor any of its directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

       4.4    Regulatory Approval.

       SFSC knows of no reason or condition that would prevent the Merger from being approved by any Regulatory Agency.

       4.5    Litigation.

       SFSC knows of no suit, act or proceeding pending or threatened against SFSC that would reasonably be expected to affect the Merger.

       4.6    Financing.

       SFSC has sufficient financing or cash available to consummate the Merger and the other transactions contemplated herein.

       4.7    No Violation.

       To SFSC's knowledge, neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated therein will, in any case that will have a Material Adverse Effect, (a) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order, or decree of any court or other governmental agency to which SFSC may be subject, or the Articles of Incorporation or Bylaws of SFSC; (b) constitute an event that with the lapse of time or action by a third party or both could result in a default under any of the foregoing; or (c) result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of SFSC or the capital stock of SFSC.

       4.8    Consents and Approvals.

       Except for consents and approvals of or filings or registrations with the Federal Reserve Board, applicable requirements of the OCC, and the filing of the Articles of Merger in Illinois pursuant to the IBCA, to SFSC's knowledge, no filing or registration with, no notice to, and no permit, authorization, consent, or approval of any third-party or any public or governmental body or authority is necessary for the consummation by SFSC or Newco of the transactions contemplated by the Agreements.

       4.9    Disclosure.

       No representation or warranty by SFSC or Newco in this Merger Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of SFSC or Newco pursuant to this Merger Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

5.     COVENANTS

       5.1    Conduct of Businesses Prior to the Effective Date.

       During the period from the date of this Merger Agreement to the Effective Time, except as expressly contemplated or permitted by this Merger Agreement, FWC shall, and shall cause the Bank to, (a) conduct its business only in accordance with sound banking and business practices and in the usual, regular and ordinary course consistent with past practice; (b) use reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees; (c) maintain its corporate existence in good standing; (d) maintain and keep its properties in good repair and condition as at present; (e) keep in force and effect all insurance and bonds comparable in amount and scope of coverage to that now maintained by it; (f) perform all obligations required to be performed by it under all material contracts, leases and documents relating to or affecting its assets, properties and business; and (g) take no action that would adversely affect or delay the ability of either SFSC or FWC to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Merger Agreement.

       5.2    Forbearances.

       During the period from the date of this Merger Agreement to the Effective Time, except as expressly contemplated or permitted by this Merger Agreement, FWC shall not, nor shall FWC permit the Bank to, without the prior written consent of SFSC:

       5.2(a) Other than in the ordinary course of business consistent with past practice, (i) except for the renewal or extension of the ANB Debt on substantially similar terms, incur any indebtedness for borrowed money (other than pursuant to existing lines of credit or short-term indebtedness incurred in the ordinary course of business consistent with past practice and indebtedness of the Bank to FWC, it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, Federal Home Loan Bank borrowings, sales of certificates of deposit and entering into repurchase agreements); (ii) assume, guarantee, endorse or otherwise as an accommodation or become responsible for the obligations of any other individual, corporation or other entity; or (iii) make any loan or advance.

       5.2(b) (i) Adjust, split, combine or reclassify any capital stock; (ii) except for normal quarterly dividends on the FWC Common Stock of up to $0.125 per share, including a pro rated dividend for the quarter in which the Closing Date occurs, and dividends on the Preferred Stock that are in the ordinary course of business, make, declare or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iii) except for FWC's obligation pursuant to the FWC ESOP and the FWC Stock Purchase Plan, directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iv) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (v) issue any additional shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date of this Merger Agreement).

       5.2(c) Sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Merger Agreement.

       5.2(d) Except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Merger Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than any existing joint venture to which FWC is a party.

       5.2(e) Except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms.

       5.2(f) Except for the Employee Bonuses and other than in the ordinary course of business consistent with past practice, or as required by law, increase in any manner the compensation or fringe benefits of any of its employees, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee.

       5.2(g) Grant, amend or modify in any material respect any stock option, stock awards or other stock based compensation.

       5.2(h) Pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of FWC or incurred in the ordinary course of business consistent with past practice.

       5.2(i) Amend the charter or Bylaws of FWC or the Bank.

       5.2(j)  Restructure  or  materially  change  its  investment   securities
portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported.

       5.2(k) Agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2

       5.3    Access to Information and Records.

       During the period prior to the Closing, FWC shall give SFSC, its counsel, accountants and other representatives (a) upon 24 hours advance notice, access during normal business hours to all of the properties, books, records, contracts and documents of FWC and the Bank for the purpose of such inspection, investigation and testing as SFSC deems appropriate (and FWC shall furnish or cause to be furnished to SFSC and its representatives all information with respect to the business and affairs of FWC and the Bank as SFSC may request);
(b) access to employees, agents and representatives for the purposes of such meetings and communications as SFSC reasonably desires; and (c) access to the buildings in which FWC and the Bank operate their business.

       5.4    No Negotiations.

       Except as contemplated in Section 9.1(f)(iii), FWC will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of FWC or the Bank, the assets or business or any part thereof or any equity securities of FWC or the Bank (an "Acquisition Proposal"), and FWC shall immediately advise SFSC of the receipt of any Acquisition Proposal.

       5.5    Confidentiality.

       Each of SFSC and FWC shall hold all information furnished by or on behalf of the other party or the Bank, as the case may be, or their representatives pursuant to Section 5.3 in confidence and shall return all documents containing any information concerning the properties, business and assets of each other party that may have been obtained in the course of negotiations or examination of the affairs of each other party prior or subsequent to the execution of this Merger Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources) and shall destroy any information, analyses or the like derived from such confidential information. Each of SFSC and FWC shall use such information solely for the purpose of conducting business, legal and financial reviews of the other party and for such other purposes as may be related to this Merger Agreement and the Plan of Merger.

       5.6    Report to SFSC.

       FWC will promptly advise SFSC in writing of all actions taken by the directors and shareholders of FWC at meetings or in connection with written consents filed with FWC and furnish SFSC with copies of all monthly and other interim financial statements of FWC and the Bank as they become available. FWC will use its best efforts to keep SFSC fully informed concerning all trends and developments of which it becomes aware that may have a material effect upon the business, any properties or condition (either financial or otherwise) of FWC or the Bank.

       5.7    Breaches.

       FWC shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition that would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to SFSC and use its best efforts to prevent or promptly remedy the same.

       5.8    Shareholder Meeting.

       FWC shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Merger Agreement and related matters. FWC, through its Board of Directors, will unanimously recommend to FWC shareholders approval of such matters, will not withdraw, modify or amend such recommendations, and will use their best efforts to obtain such shareholder approval. FWC shall coordinate and cooperate with SFSC with respect to the timing of such meeting. FWC shall not, at its shareholders' meeting, submit any other matter for approval of its shareholders (except with the prior written consent of SFSC, which consent shall not be unreasonably withheld). The date on which the shareholders vote upon this Merger Agreement and related matters shall be referred to as the "Meeting Date."

       5.9    Appraisal Process.

       FWC will give to SFSC prompt notice of any written objections or appraisal demands received by FWC. SFSC will have the right to participate in all appraisal negotiations and proceedings. FWC will not make any payment with respect to, or settle or offer to settle, any appraisal demands without SFSC's prior written consent.

       5.10   Consents.

       Each of FWC and SFSC will use its best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

       5.11   Other Action.

       Each of SFSC and FWC will use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the transactions contemplated in this Merger Agreement.

       5.12   Disclosure Schedule.

       FWC shall have a continuing obligation to promptly notify SFSC in writing with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Merger Agreement, would have been required to be set forth or described in any Schedule attached hereto, but no such disclosure shall cure any breach of any representation or warranty that is inaccurate.

       5.13   Irrevocable Proxies.

       Raymond A. Eiden, Thomas R. Eiden, Frank H. Mynard, Alec K. Gianaras, Barbara Gordon, Roger W. Olsen, D. Reid Patterson or such other shareholders as necessary to constitute holders of at least 50.01% of the FWC Common Stock (on a fully diluted basis) shall execute and deliver to SFSC on or immediately after the date hereof irrevocable proxies to vote in favor of or consent to the Merger (the "Irrevocable Proxies") in the form attached hereto as Exhibit C.

       5.14   Indemnification; Directors' and Officers' Insurance.

       5.14(a) Indemnification. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Merger Agreement, or who becomes prior to the Effective Time, a director or officer or employee of FWC or the Bank (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of FWC or the Bank or any of their respective predecessors, or (ii) this Merger Agreement or the Plan of Merger or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, SFSC shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses and in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (A) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the
Indemnified Parties that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) the

Surviving Corporation shall be obligated pursuant to this Section to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the interests of such Indemnified Party and the interests of one ore more other Indemnified Parties and that the interests of such Indemnified Party will not be adequately represented unless separate counsel is retained, in which case, the Surviving Corporation shall be obligated to pay such separate counsel, (C) the Surviving
Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.14, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 5.14 except to the extent such failure to notify materially prejudices the Surviving Corporation. The Surviving Corporation's obligations under this Section 5.14 shall continue in full force and effect for a period of three years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

       5.14(b) Directors' and Officers' Insurance. The Surviving Corporation shall use reasonable efforts (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of FWC and the Bank, to the extent that the same is economically practicable, and (ii) either (A) to cause the individuals serving as officers and directors of FWC or the Bank immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by the Surviving Corporation, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the policies previously maintained by FWC with respect to acts or omissions prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall the Surviving Corporation be required to expend per year an amount in excess of 150% of the premium for such insurance paid by SFSC during its 1998 fiscal year (the "Insurance Amount") to maintain or procure insurance coverage pursuant to this Section, and provided further that if the Surviving Corporation is unable to maintain or obtain the insurance called for by clause (ii) of this sentence, the Surviving Corporation shall use reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

       5.15   Employee Matters.

       5.15(a) FWC ESOP. Effective as of the Effective Time, the FWC ESOP shall be terminated and the FWC Common Stock held by the FWC ESOP shall be exchanged for the Common Stock Consideration and distributed to the participants thereunder. Effective as of the Effective Time, former participants in the FWC ESOP shall be granted credit for prior service with FWC or the Bank for purposes of determining the former participant's eligibility to participate in the State Financial Services Corporation Employee Stock Ownership Plan, but shall be treated as new hires for all other purposes (including vesting) under the State Financial Services Corporation Employee Stock Ownership Plan.

       5.15(b) Other Matters. At the Effective Time, SFSC shall assume and honor Ray Eiden's retirement agreement. Except as provided in Section 5.15(a) above, SFSC shall give FWC's and the Bank's employees credit for prior service with FWC or the Bank with respect to benefits offered by SFSC that are offered by FWC as of the Effective Time. For benefits offered by SFSC, but not offered by FWC as of the Effective Time, FWC's and the Bank's employees must satisfy initial qualification periods of employment with SFSC and vesting shall begin from the date of service with SFSC. SFSC shall provide all non-executive FWC and Bank employees who are involuntarily terminated without cause within one year of the Effective Time, a severance package equal to one week's base salary for each full year of service with FWC and Bank up to a maximum of twenty-six (26) weeks), plus medical and other benefits for period of severance payments.

       5.16   Regulatory Approval.

       SFSC shall use its best efforts to obtain any necessary approval from the Federal Reserve Board as soon as reasonably practicable after the execution of this Merger Agreement.

       5.17   Shareholder Proxies.

       FWC shall promptly prepare and mail or deliver a Proxy Statement to each of its shareholders. SFSC shall have the right to review in advance, and to the extent practicable, FWC will consult SFSC on, subject to applicable laws relating to the exchange of information, the information contained in the Proxy Statement. FWC covenants and agrees that none of the information in the Proxy Statement will, at the time such document is mailed or delivered to the FWC shareholders, be false or misleading with respect to any material fact or shall omit to state any material fact necessary to make the statements therein, in
light  of  the   circumstances   in  which  they  were  made,  not   misleading.
Notwithstanding the foregoing, SFSC shall have no responsibility for the truth or accuracy of any information contained in the Proxy Statement.

6.     CONDITIONS PRECEDENT TO SFSC AND NEWCO'S OBLIGATIONS

       Each and every obligation of SFSC and Newco to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

       6.1    No Material Adverse Change.

       There shall not have been any material adverse change, or discovery of a condition or the occurrence of any event that has or is likely to result in such a change, in the condition (financial or otherwise), assets, liabilities, reserves, prospects, results of operation or business of FWC and the Bank, taken as a whole, from December 31, 1998, to the Closing Date which will have a Material Adverse Effect.

       6.2    Representations and Warranties.

       Each of the representations and warranties by FWC contained in this Merger Agreement shall be true and correct (except where such inaccuracy would not have a Material Adverse Effect) at, or as of, the date of this Merger Agreement and (except to the extent such representation speaks as of an earlier date) as of the Closing Date as though such representations and warranties were made on and as of said date, except with respect to changes expressly contemplated in this Merger Agreement.

       6.3 Performance and Compliance. FWC shall have performed or complied in all material respects with all covenants, agreements and conditions required by the Agreements to be performed and satisfied by it on or prior to the Closing Date.

       6.4    No Proceeding or Litigation.

       At the Closing Date, no suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against FWC or the Bank that has not been disclosed in the schedules attached hereto (a) involving any of the assets, properties, business or operations of FWC or the Bank that would reasonably be expected to have a Material Adverse Effect, or (b) before any court or other governmental agency by the federal or any state government in which it is or will be sought to restrain or prohibit the consummation of the Merger.

       6.5    Consents Under Agreements.

       FWC shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of SFSC, individually or in the aggregate, have a Material Adverse Effect on SFSC whether prior to or following the consummation of the transactions contemplated hereby.

       6.6    Dissenters.

       Holders of not more than ten percent (10%) of the FWC Common Stock outstanding as of the record date for the meeting of FWC shareholders shall have undertaken steps to perfect their right to object in accordance with Sections 5/11.65 and 5/11.70 of the IBCA and not lost or abandoned such right.

       6.7    Opinion of Counsel for FWC.

       SFSC and Newco shall have received an opinion from Hinshaw & Culbertson, counsel to FWC, dated the Closing Date, substantially to the effect set forth in Exhibit D hereto.

       6.8    Certificate of FWC.

       FWC shall have furnished SFSC a certificate, signed by its Chief Executive Officer, dated the Closing Date, to the effect that the conditions described in Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6, of this Merger Agreement have been fully satisfied.

       6.9    Good Standing Certificates.

       SFSC shall have received statements from the appropriate officials of the State of Illinois, certifying that FWC is a corporation in good standing, and a statement from the OCC stating that the Bank is in good standing under the laws of the United States, each dated within 15 business days prior to the Closing Date.

       6.10   Financial Conditions.

       6.10(a) The Bank shall have Equity Capital (as defined in Section 6.10(e)) of not less than Fourteen Million Dollars ($14,000,000) as shown on the Closing Balance Sheet (as defined in Section 6.11) exclusive of reasonable transaction costs associated with the Merger plus the Employee Bonuses.

       6.10(b) The Bank shall have a loan loss reserve of not less than One Million One Hundred Thousand Dollars ($1,100,000) as shown on the Closing Balance Sheet excluding loans held for sale pursuant to a commitment to purchase by a third-party.

       6.10(c) FWC shall have sufficient cash to pay accrued dividends on the Preferred Stock as of the Closing Date as shown on the Closing Balance Sheet.

       6.10(d) The term Equity  Capital shall mean the sum of (a) capital stock,
(b) surplus, and (c) undivided profits, and shall not include any amount of unrealized gain or loss in any category of assets.

       6.11   Closing Balance Sheet.

       FWC shall have prepared and delivered to SFSC a balance sheet for the Bank as of the month end preceding the Closing Date (the "Closing Balance Sheet") in accordance with GAAP consistently applied.

7.     CONDITIONS PRECEDENT TO FWC'S OBLIGATIONS

       The obligations of FWC under the Merger Agreement and Plan of Merger to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions:

       7.1    No Material Adverse Change.

       There shall not have been any material adverse change, or discovery of a condition or the occurrence of any event that has or is likely to result in such a change, in the business of SFSC, other than any change resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in the regions in which SFSC operates.

       7.2    Representations and Warranties.

       All representations and warranties of SFSC and Newco contained in this Merger Agreement shall be true and correct (except where such inaccuracy would not have a Material Adverse Effect on SFSC) at, or as of, the date of this Merger Agreement and (except to the extent such representation speaks as of an earlier date) as of the Closing Date as though such representations were made on and as of said date.

       7.3    Performance and Compliance.

       SFSC shall have performed or complied in all material respects with all covenants, agreements and conditions required by the Agreements to be performed and satisfied by it on or prior to the Closing Date.

       7.4    No Proceeding or Litigation.

       At the Closing Date, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Merger.

       7.5    Opinion of Counsel for SFSC and Newco.

       SFSC and Newco shall have delivered to FWC an opinion of Foley & Lardner, counsel for SFSC, dated the Closing Date, substantially to the effect set forth in Exhibit E hereto.

       7.6    Certificate of Executive Officer.

       SFSC shall have furnished to FWC a certificate, signed by any one of its executive officers and dated the Closing Date, to the effect that the conditions described in Sections 7.1, 7.2, 7.3 and 7.4 of this Merger Agreement have been fully satisfied.

       7.7    Redemption of Preferred Stock and Assumption of the ANB Debt.

       SFSC shall have furnished to FWC evidence reasonably satisfactory to FWC's counsel that the Preferred Stock has been redeemed and that the ANB Debt has been assumed or paid.

       7.8    Fairness Opinion.

       FWC shall have received a fairness opinion from Hovde Financial, Inc. delivered simultaneously with the execution of the Merger Agreement and such opinion shall not have been withdrawn or materially modified prior to closing.

8.     CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

       In addition to the provisions of Articles 6 and 7, the obligations of FWC, SFSC and Newco under the Agreements to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction of the following conditions:

       8.1 Governmental Approvals. The parties hereto shall have received all necessary approvals of governmental agencies and authorities, on conditions satisfactory to SFSC, of the transactions contemplated by the Agreements, each of such approvals shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired prior to the Closing Date, and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority or by any other third party by formal proceeding. If any contest as aforesaid is brought by formal proceedings, any party may, but shall not be obligated to, answer and defend such contest.

       8.2 Shareholder Approval. The Agreements and the Merger shall have been duly approved by written consent or the requisite affirmative vote of the shareholders of FWC.

9.     TERMINATION, expenses and amendment

       9.1    Termination.

       This Merger Agreement may be terminated prior to the Effective Time:

       9.1(a) At any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of FWC, by written agreement between SFSC or FWC, if the Board of Directors of each so determines.

       9.1(b) By SFSC, by written notice to FWC,

           (i) within 15 business days of the date of this Merger Agreement (the "Due Diligence Review Period"), if, based on the information discovered in the course of its due diligence investigation of FWC and the Bank, SFSC reasonably determines in good faith that the representations and warranties of FWC are incorrect as of the end of the Due Diligence Review Period and such inaccuracy would have a Material Adverse Affect; or

           (ii) if after reviewing the Closing Balance Sheet, SFSC reasonably determines in good faith that the representations and warranties of FWC are incorrect as of the Closing Date and such inaccuracy would have a Material Adverse Effect.

       9.1(c) At any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of FWC, by either the Board of Directors of SFSC or the Board of Directors of FWC if (i) any governmental entity that must grant a regulatory approval (A) has denied approval of the Merger and such denial has become final and nonappealable, or
(B) has advised the parties of its unwillingness to grant such regulatory approval on terms and conditions reasonably acceptable to the parties, notwithstanding the parties' fulfillment of their obligations to take reasonable efforts to obtain such regulatory approval; or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Merger Agreement.

       9.1(d) By either the Board of Directors of SFSC or the Board of Directors of FWC if the Merger shall not have been consummated on or before September 30, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Merger Agreement to perform or observe the covenants and agreements of such party set forth herein.

       9.1(e) By SFSC or FWC if approval of the shareholders of FWC required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof.

       9.1(f) By FWC, by written notice to SFSC; if

           (i) there exists any breach or breaches of the representations and warranties of SFSC made herein, which breaches, individually or in the aggregate have or, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on SFSC, and such breaches shall not have been remedied within 30 days after receipt by SFSC of notice in writing from FWC, specifying the nature of such breaches and requesting that they be remedied; or

           (ii) SFSC shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by SFSC of notice in writing from FWC, specifying the nature of such failure and requesting that it be remedied.

           (iii) as a result of an Acquisition Proposal by a party other than SFSC or its affiliates, the Board of Directors of FWC determines in good faith that its fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided, however, that (a) the Board of Directors of FWC shall have been advised in a written opinion of counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Merger Agreement entered into in the proper exercise of its applicable fiduciary duties, such fiduciary duties would require the directors to reconsider such commitment as a result of such Acquisition
Proposal; and (b) prior to any such termination, the Board of Directors of FWC reasonably believes that such Acquisition Proposal would be approved by a majority of the holders of FWC Common Stock.

       9.1(g) By SFSC, by written notice to FWC, if

           (i) there exists any breach or breaches of the representations and warranties of FWC made herein, which breaches, individually or in the aggregate have, or insofar as reasonably can be foreseen, would have, a Material Adverse Effect and such breaches shall not have been remedied within 30 days after receipt by FWC of notice in writing from SFSC, specifying the nature of such breaches and requesting that they be remedied; (ii) FWC shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by FWC of notice in writing from SFSC, specifying the nature of such failure and requesting that it be remedied; or

           (iii) the Board of Directors of FWC or any committee thereof (A) shall withdraw or modify in any manner adverse to SFSC its approval or recommendation of this Merger Agreement or the Merger; (B) shall fail to reaffirm such approval or recommendation upon SFSC's request; (C) shall approve or recommend any Acquisition Proposal involving FWC other than the Merger or any tender offer or share exchange for shares of capital stock of FWC, in each case, by or involving a party other than SFSC or any of its affiliates; or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

       9.2    Effect of Termination.

       Subject to Section 9.3, in the event of termination of this Merger Agreement by SFSC or FWC pursuant to Section 9.1 there shall be no liability on the part of either SFSC or FWC or their respective officers or directors hereunder, except that Sections 5.5, 9.2 and 9.3 shall survive the termination.

       9.3    Termination Fee; Expenses.

       9.3(a) If this Merger Agreement is terminated at such time that this Merger Agreement is terminable pursuant to one (but not both) of (i) Section 9.1(f)(i) or (ii), or (ii) Section 9.1(g)(i) or (ii), then the breaching party shall promptly (but no later than five (5) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the merger or the transactions contemplated by this Merger

Agreement) not in excess of $200,000; provided, however, that, if this Merger Agreement is terminated by a party as a result of a willful breach by other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $200,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

       9.3(b) If (i) this Merger Agreement (A) is terminated by SFSC pursuant to
Section 9.1(g)(iii), (B) is terminated pursuant to Section 9.1(e) following a failure of shareholders of FWC to grant the necessary approvals described in
Section 3.28 ("Shareholder Disapproval") or (C) is terminated by FWC pursuant to this Section 9.1(f)(iii) ; and

           (ii) with respect to any  termination  referred to in clause  (i)(A),
(B) or (C) above,  at the time of such  termination  (or prior to the meeting at which such Shareholder Disapproval occurred), there shall have been a third-party tender offer for shares of, or a third-party Acquisition Proposal involving FWC or any affiliates thereof, that at the time of such termination or of the meeting of FWC's shareholders, as the case may be, shall not have been withdrawn by the third-party, then FWC, at the time of the termination of this Merger Agreement, will pay to SFSC in cash an aggregate termination fee equal to Seven Hundred Thousand Dollars ($700,000), plus the documented out-of-pocket fees and expenses incurred by SFSC up to Two Hundred Thousand Dollars ($200,000) (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Merger Agreement).

       9.3(c) If this Merger  Agreement is terminated by SFSC or FWC pursuant to
Section 9.1(c) and it is determined that SFSC did not make a good faith effort to obtain regulatory approval of the Merger, then SFSC, at the time of termination of this Merger Agreement, will pay FWC in cash an aggregate termination fee equal to Seven Hundred Thousand Dollars ($700,000), plus the documented out-of-pocket fees and expenses incurred by FWC up to Two Hundred Thousand Dollars ($200,000) (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Merger Agreement).

       9.3(d) The parties  agree that the  agreements  contained in this Section
9.3 are an integral part of the transactions contemplated by this Merger Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to any other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate at published in The Wall Street Journal (Midwest Edition) from the date such fee was required to be paid.

       9.3(e) Notwithstanding anything herein to the contrary, except for a willful breach of this Agreement, the aggregate amount payable by FWC to SFSC pursuant to Section 9.3(a) or Section 9.3(b) shall not exceed Nine Hundred Thousand Dollars ($900,000), and the aggregate amount payable by SFSC and its affiliates to FWC pursuant to Sections 9.3(a) and (c) shall not exceed Nine Hundred Thousand Dollars ($900,000).

       9.4    Amendment.

       Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FWC; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the shareholders of FWC, there may not be, without further approval of such shareholders, any amendment of this Merger Agreement that changes the form of the Merger Consideration, or adjusts the amount of the Merger Consideration by an amount that exceeds ten percent of the Merger Consideration as described Section 2.1 hereunder. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       9.5    Extension; Waiver.

       At any time prior to the Effective Time, SFSC and FWC, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the shareholders of FWC, there may not be, without further approval of such shareholders, any extension or waiver of this Merger Agreement or any portion thereof that changes the form of the Merger Consideration, or adjusts the amount of the Merger Consideration by an amount that exceeds ten percent of the Merger Consideration as described in Section 2.1. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.    MISCELLANEOUS

       10.1   Nonsurvival of Representations, Warranties and Agreements.

       None of the representations, warranties and agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.1, 5.5, 5.14 and 5.15 and the Plan of Merger.

       10.2   Definitions.

       As used in this Agreement, the term "Material Adverse Effect" with respect to FWC means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse affect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of FWC on a consolidated basis, it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, FWC and its consolidated subsidiaries resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles, as such would apply to the financial statements of FWC on a consolidated basis; (ii) a change with respect to, or effect on, FWC and its consolidated subsidiaries, resulting from reasonable expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or reasonable expenses (such as legal, accounting and investment bankers' fees) incurred in connection with the transactions contemplated by this Agreement, or (iii) a change with respect to, or effect on, FWC and its consolidated subsidiaries resulting from any other matter affecting depository institutions generally (including, without limitation, financial institutions and their holding companies) including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates.

       10.3   Severability.

       Any term or provision of this Merger Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Merger Agreement or affecting the validity or enforceability of any of the terms or provisions of this Merger Agreement in any other jurisdiction. If any provision of this Merger Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

       10.4   Publicity.

       Except as otherwise required by applicable law, neither SFSC nor FWC shall, nor shall FWC permit the Bank to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

       10.5   Assignment; Parties in Interest.

       10.5(a) Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, SFSC may, without consent of any other party, cause one or more subsidiaries of SFSC to carry out all or part of the transactions contemplated hereby; provided, however, that SFSC shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to FWC hereunder.

       10.5(b) This Merger Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Merger Agreement.

       10.6   Law Governing Merger Agreement.

       This Merger Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

       10.7   Notice.

       All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

       (a)    If to SFSC, to:

              State Financial Services Corporation
              10708 W. Janesville Road
              Hales Corner, Wisconsin 53130
              Attention:       Michael J. Falbo
              Facsimile:       (414) 425-8939

              (with a copy to)

              Rodney H. Dow
              Foley & Lardner
              777 East Wisconsin Avenue
              Milwaukee, Wisconsin 53202
              Facsimile:       (414) 297-4900

or to such other person or address as SFSC shall furnish to FWC in writing.

       (b)    If to FWC, to:

              First Waukegan Corporation
              One Genesee
              Waukegan, Illinois 60085
              Attention:       Thomas Eiden
              Facsimile:       847-724-9947

              (with a copy to)

              Timothy M. Sullivan
              Hinshaw & Culbertson
              222 North LaSalle Street
              Chicago, Illinois  60601-1081
              Facsimile:       312-704-3001

or to such other person or address as FWC shall furnish to SFSC in writing.

       If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Merger Agreement may change its address for the purposes of this Merger Agreement by giving notice thereof in accordance with this Section 10.7.

       10.8   Entire Agreement.

       This Merger Agreement and the Plan of Merger embody the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

       10.9   Counterparts.

       This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       10.10  Headings.

       The headings in this Merger Agreement are inserted for convenience only and shall not constitute a part hereof.

       IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date and year first above written.

                                         STATE FINANCIAL SERVICES
                                         CORPORATION



                                         By:/s/Michael J. Falbo
                                              Its:President and Chief Executive
                                                  Officer



                                         FWC ACQUISITION CORP.



                                         By:/s/Michael J. Falbo
                                              Its:President and Chief Executive
                                                  Officer


                                         FIRST WAUKEGAN CORPORATION



                                         By:/s/Thomas R. Eiden
                                              Its:President